Exhibit 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT made as of July 1st, 2026 (the “Effective Date”), by and between RenX Enterprises Corp., a corporation having its principal office at (hereinafter referred to as the “Company”), and James Burnham, an individual (hereinafter referred to as “Employee”).

W I T N E S S E T H

WHEREAS, the Company desires to employ Employee in a non-executive, director-level capacity to support the Company’s operations, business development, and merger and acquisition activities, and Employee desires to be employed by the Company, pursuant to the terms and conditions hereof;

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

1. EMPLOYMENT. The Company hereby employs Employee and Employee hereby agrees to be employed by the Company, subject to the terms and conditions hereinafter set forth. The parties expressly acknowledge and agree that Employee’s position is a non-executive, director-level role and that Employee shall not be deemed an executive officer of the Company by virtue of this Agreement.

2. TERM. Employee’s employment shall commence as of the Effective Date and, unless earlier terminated as provided herein, the initial term of this Agreement will be for a period of one (1) year, commencing on the date of this Agreement (the “Initial Term”); provided that thereafter this Agreement will be extended for additional one (1) year periods unless, no later than thirty (30) days prior to the expiration of the Initial Term or any such one (1) year extension period, as the case may be, either the Company or Employee provides notice to the other of its intent to terminate this Agreement upon the completion of the Initial Term or any such one (1) year extension period (the period of Employee’s employment by the Company under this Agreement will be referred to as the “Term”).

3. POSITION AND DUTIES. Employee shall serve in the position of Director of Growth & M&A, reporting to the Chief Executive Officer of the Company, and shall perform such duties and functions as are customary for the position and as may be assigned from time to time by the Chief Executive Officer. Employee’s role is focused on Operations and Business Development, with an emphasis on operational performance, revenue growth, M&A, and the deployment of the Company’s Microtec UTM 1200 Mill. Employee’s key responsibilities include the following:

(i)	supporting execution of the Company’s strategic plan in partnership with the Chief Executive Officer, and translating strategy into actionable operating plans;

(ii)	coordinating day-to-day operations with the leadership team, with a focus on performance against financial and operational targets;

(iii)	leading business development efforts, including revenue growth, partnerships, and new market opportunities;

(iv)	supporting M&A initiatives, including target identification, evaluation, and integration, in coordination with the Chief Executive Officer and Chief Financial Officer;

(v)	collaborating with the Chief Financial Officer on financial planning, budgeting, and performance tracking;

(vi)	maintaining and strengthening customer and partner relationships; and

(vii)	leading the deployment and commissioning of the Company’s Microtec UTM 1200 Mill, including capital expenditure management, vendor and contractor oversight, installation and acceptance testing, operator training, and tracking of post-deployment performance.

In the performance of his duties, Employee shall comply with the policies and be subject to the reasonable direction of the Chief Executive Officer and the Board of Directors of the Company (the “Board”). Employee agrees to devote his entire working time, attention and energies to the performance of the business of the Company and any of its subsidiaries or affiliates by which he may be employed; and Employee shall not, directly or indirectly, alone or as a member of any partnership, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder, or which, even if non-interfering, may be inimical to or contrary to the best interests of the Company. Notwithstanding the foregoing, Employee shall be permitted to manage personal investments and engage in passive or charitable activities that do not interfere with the performance of his duties hereunder, subject to prior disclosure to the Company. Employee’s services may be performed remotely or at such location as is mutually agreed between the Company and Employee.

4. COMPENSATION. As compensation for the services to be rendered by Employee hereunder, the Company agrees to pay or cause to be paid to Employee, and Employee agrees to accept, an annual base salary of Two Hundred Seventy-Five Thousand Dollars ($275,000) payable in accordance with the Company’s regular payroll practices and subject to applicable tax withholdings and deductions. For the avoidance of doubt, Employee shall not be entitled to any restricted stock grant, restricted stock units, stock options, or other equity award pursuant to this Agreement, except as may be separately determined and approved by the Board in its sole discretion under any applicable equity incentive plan.

5. ADDITIONAL COMPENSATION. Employee shall be eligible to receive a discretionary target annual performance cash bonus of up to fifteen percent (15%) of Employee’s then-base salary (the “Annual Target Bonus”), payable in cash, as determined by the Board or its designated committee in its sole discretion. The Annual Target Bonus is not guaranteed and will be based on the Company’s performance and/or Employee’s individual performance as determined by the Board (or its designated committee) in its sole discretion. The actual payout for this award will be calculated based solely on achievement against performance measures approved by the Board (or its designated committee). Performance against these goals will be assessed after year end, with payout, if any, made no later than March 15 of the year following the year in respect of which the bonus was earned, subject to Employee’s continued employment through the payment date.

6. EMPLOYEE BENEFITS. During the period Employee is employed hereunder, Employee shall be permitted to participate in all group health, hospitalization and disability insurance programs, retirement plans, and similar benefits that are now or may become available to similarly situated employees of the Company, subject to the terms and eligibility requirements of such plans. During the period Employee is employed hereunder, Employee shall be entitled to paid time off in accordance with the vacation and paid time off policy of the Company.

7. REIMBURSEMENT OF EXPENSES. During the period Employee is employed hereunder, the Company shall reimburse Employee for reasonable and necessary out-of-pocket business expenses advanced or expended by Employee or incurred by him for or on behalf of the Company in connection with his duties hereunder in accordance with the Company’s customary policies and practices; provided, however, that Employee shall not expend or incur any single expense, or aggregate expenses in any month, in excess of One Thousand Dollars ($1,000.00) without the prior approval of the Company.

8. TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a) Employee’s employment hereunder may be terminated at any time upon written notice by the Company upon the occurrence of any of the following events:

(i)	the death of Employee;

(ii)	the disability of Employee (as defined in paragraph (b)); or

(iii)	the determination that there is cause (as hereinafter defined) for such termination upon ten (10) days’ prior written notice to Employee.

(b) For purposes hereof, the term “disability” shall mean the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform the normal functions of his job for a period of three (3) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement.

(c) For purposes hereof, “cause” shall mean and be limited to (i) Employee’s conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries or which constitutes a felony in the jurisdiction involved; (ii) Employee’s performance of any act or his failure to act, for which if he were prosecuted and convicted, a crime or offense involving money or property of the Company or its subsidiaries, or which would constitute a felony in the jurisdiction involved would have occurred; (iii) Employee’s breach of any of the representations, warranties or covenants set forth in this Agreement; (iv) Employee’s continuing, repeated, willful failure or refusal to perform his duties required by this Agreement, provided that Employee shall have first received written notice from the Company stating with specificity the nature of such failure and refusal and affording Employee an opportunity, as soon as practicable, to correct the acts or omissions complained of; or (v) Employee’s engagement in gross misconduct, gross negligence, fraud, embezzlement, or any act of dishonesty that is materially injurious to the Company. Whether or not “cause” shall exist in each case shall be determined by the Board of Directors of the Company in its reasonable, good-faith discretion.

(d) Employee’s employment hereunder may also be terminated by the Company at any time upon thirty (30) days’ prior written notice, without cause. Employee may voluntarily resign upon thirty (30) days’ prior written notice to the Company.

(e) In the event that Employee’s employment is terminated for cause, or as a result of Employee’s voluntary resignation, death, or disability, Employee (or his estate, as applicable) will be entitled to only his accrued but unpaid base salary and accrued but unused paid time off through the termination date and nothing more. In the event Employee’s employment is terminated by the Company for any reason other than cause, death, or disability, and conditioned upon Employee’s execution and non-revocation of a customary release of claims in favor of the Company and Employee’s continued compliance with the restrictive covenants set forth in Sections 10 and 11 hereof, Employee shall be entitled to receive severance equal to six (6) months of his then-current annual base salary, payable in substantially equal installments in accordance with the Company’s regular payroll practices following the termination date. For the avoidance of doubt, Employee shall not be entitled to any additional severance, bonus, equity acceleration, or continued benefits beyond what is expressly provided in this Section 8(e).

9. REPRESENTATIONS AND AGREEMENTS OF EMPLOYEE. Employee represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts, restrictive covenants or other restrictions preventing the performance of his duties hereunder.

10. NON-SOLICITATION AND LIMITED NON-COMPETITION.

(a) Employee agrees that during his employment and for a period of six (6) months following the termination of his employment for any reason, he will not, directly or indirectly, (i) solicit, call on, or induce others to solicit or call on, directly or indirectly, any customers or prospective customers of the Company for the purpose of inducing them to purchase or lease a product or service which may compete with any product or service of the Company; or (ii) solicit, hire, or attempt to hire any employee, consultant, or contractor of the Company or any subsidiary thereof, or induce any such person to terminate his or her relationship with the Company.

(b) Employee further agrees that during his employment and for a period of six (6) months following the termination of his employment for any reason, he will not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer or director, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, or render consulting services to any business which is directly competitive with the business activities of the Company or any of its subsidiaries (“Competitive Business”), in any geographic area where, during the time of his employment, the business of the Company or any of its subsidiaries is being or had been conducted; provided, however, that Employee may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company.

(c) If any portion of the restrictions set forth in paragraphs (a) or (b) should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. Employee declares that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Company. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Employee agrees to the reduction of either said territorial or time limitation to such area or period which said court shall have deemed reasonable.

(d) The existence of any claim or cause of action by Employee against the Company or any subsidiary other than under this Agreement shall not constitute a defense to the enforcement by the Company or any subsidiary of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

11. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a) Employee shall not, during the term of this Agreement, and at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known, to any person, firm or corporation, any confidential information acquired by him during the course of or as an incident to his employment hereunder, relating to the Company or any of its subsidiaries, the directors of the Company or its subsidiaries, any client of the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary information, trade secrets, know-how, market studies and forecasts, competitive analyses, the substance of agreements with clients and others, client lists and any other documents embodying such confidential information.

(b) All information and documents relating to the Company, its affiliates as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Employee shall use his best efforts to prevent any publication or disclosure thereof. Upon termination of Employee’s employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Employee’s possession or control shall be returned and left with the Company.

(c) All inventions, developments, improvements, work product, processes, proprietary materials, and intellectual property conceived, developed, or reduced to practice by Employee during the course of his employment and relating to the business of the Company shall be the sole and exclusive property of the Company, and Employee hereby assigns to the Company all right, title and interest in and to such intellectual property.

12. RIGHT TO INJUNCTION. Employee recognizes that the services to be rendered by him hereunder are of a special, unique, unusual and intellectual character involving skill of a high order. In the event of a breach of this Agreement by Employee, the Company shall be entitled to injunctive relief or any other legal or equitable remedies. Employee agrees that the Company may recover by appropriate action the amount of the actual damage caused the Company by any failure, refusal or neglect of Employee to perform his agreements, representations and warranties herein contained. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

13. AMENDMENT OR ALTERATION. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

14. GOVERNING LAW. All matters concerning the validity, construction, interpretation and performance under this Agreement shall be governed by the laws of the State of Florida, without giving effect to any conflict of laws principles thereunder.

15. SEVERABILITY. The holding of any provision of this Agreement to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

16. NOTICES. Any notice hereunder by either party to the other shall be given in writing by personal delivery, by nationally recognized overnight courier, or by registered mail, return receipt requested, addressed, if to the Company, to the attention of the Company’s Chief Executive Officer at the Company’s principal offices or to such other address as the Company may designate in writing to Employee, and if to Employee, to his most recent home address on file with the Company. Notice shall be deemed given, if by personal delivery, on the date of such delivery; if by overnight courier, on the next business day; or if by registered mail, on the date shown on the applicable return receipt.

17. WAIVER OR BREACH. It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

18. ENTIRE AGREEMENT AND BINDING EFFECT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.

19. ASSIGNMENT. This Agreement may not be transferred or assigned by either party without the prior written consent of the other party; provided, however, that the Company may assign this Agreement to any successor entity in connection with a merger, reorganization, or sale of all or substantially all of its assets without Employee’s consent.

20. SURVIVAL. The termination of Employee’s employment hereunder shall not affect the enforceability of Sections 10, 11, and 12 hereof.

21. FURTHER ASSURANCES. The parties agree to execute and deliver all such further instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

22. HEADINGS. The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

23. COUNTERPARTS. This Agreement may be executed in any number of counterparts (including by electronic signature), each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

RENX ENTERPRISES CORP.		EMPLOYEE:

By:	/s/ David Villarreal	By:	/s/ James Burnham
Name:	David Villarreal	Name:	James Burnham
Title:	President & Chief Executive Officer	Title:	Director of Growth & M&A

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